CONSENT OF INDEPENDENT AUDITORS





     We hereby consent to the incorporation of our report dated February 13, 2004, relating to the consolidated financial statements of Tri-County Financial Corporation, by reference in Registration Statements Nos. 33-97174, 333-79237 and 333-70800, each of Form S-8, and in the Annual Report on Form 10-K of Tri-County Financial Corporation, for the year ended December 31, 2003.


/s/ Stegman & Company

Baltimore, Maryland
March 26, 2004